EXHIBIT 5



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                               September 10, 2009


Synergy Resources Corporation
20203 Highway 60
Platteville, CO 80651


This letter will constitute an opinion upon the legality of the issuance by Synergy Resources Corporation, a Colorado corporation (the "Company"), of 1,038,000 Series A warrants, as well as the legality of the sale by certain selling shareholders of the Company of up to 19,284,932 shares of common stock, all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, and the applicable laws of the State of Colorado applicable provisions of the Colorado Revised Statutes and the Colorado Constitution, all reported judicial decisions interpreting the same, and a copy of the Registration Statement. In our opinion, the Company was authorized to issue the shares of stock mentioned above and such shares, when sold, will represent fully paid and non-assessable shares of the Company's common stock.

Very truly yours,

HART & TRINEN


/s/ William T. Hart

William T. Hart



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